Exhibit 5.1

DAVID M. BOVI, P.A.

David M. Bovi	The Comeau Building
Counselor At Law	319 Clematis Street, Suite 700
LL.M. Securities Regulation	West Palm Beach, FL 33401

Phone	(561) 655-0665	dmbpa@bellsouth.net
Fax	(561) 655-0693

June 16, 2008

Board of Directors
Theater Xtreme Entertainment Group, Inc.
250 Corporate Boulevard
Suite E
Newark, Delaware 19702

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Theater Xtreme Entertainment Group, Inc. (the “Company”) of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission registering the offering of up to 7,000,000 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (“Common Stock”), pursuant to the Company’s 2008 Equity Incentive Plan (the “2008 Plan”).

In connection with this opinion, we have examined the Registration Statement and related prospectuses, the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, the 2008 Plan, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares when sold and issued in accordance with the 2008 Plan, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Sincerely,

By: /s/David M. Bovi
       David M. Bovi,
       David M. Bovi., P.A.